Exhibit 10.1

INPHI CORPORATION

July 30, 2013

Norman Yeung

c/o Inphi Corporation

2953 Bunker Hill Lane

Suite 300

Santa Clara, CA 95054

Dear Norm:

This letter (the “Agreement”) confirms the agreement between you and Inphi Corporation (the “Company”) regarding your resignation as an employee and officer of the Company.

1. Separation Date. You hereby agree to resign as an employee and officer of the Company and any subsidiaries thereof effective on such date as the Company releases you from employment, which shall be no later than December 31, 2013 (the “Separation Date”). Provided that you continue in satisfactory employment, as determined by the Company, the Company further agrees to release you no earlier than October 15, 2013. If the Company hires a successor to your position, the Company agrees to release you no later than two weeks after your successor commences employment (but not before October 15, 2013, subject to your satisfactory employment as provided in the preceding sentence). In addition, you agree that if you wish to accept other employment, you will provide the Company at least thirty (30) days prior written notice, and the Company agrees to release you no later than the end of such notice period. Simultaneously with the execution of this Agreement, you and the Company are entering into the Consulting Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which you will transition immediately into the role of Consultant and provide advisory services to the Company for a period of twelve (12) months commencing on the Separation Date (the “Consulting Agreement”).

2. Salary and Vacation Pay. On the Separation Date, the Company will pay you all of your salary earned through the Separation Date, and all of your accrued but unused vacation time or PTO through the Separation Date. In addition, you will receive reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the Separation Date in accordance with the Company’s expense reimbursement policy. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement and the Consulting Agreement.

Norman Yeung

July 30, 2013

3. Severance. Subject to your execution and non-revocation of a standard release of claims in a form acceptable to the Company (the “Release”), which becomes effective within fifty (50) days following the Separation Date (or such shorter period as the Company may require), and your compliance with the terms of this Agreement and the Consulting Agreement, including your continued satisfactory employment through the Separation Date, the Company will provide you the following severance benefits:

(a) The Company will provide severance pay in the form of continuation of your base salary, less all applicable state and federal taxes, for twelve (12) months following the Separation Date. This severance will be paid in accordance with the Company’s normal payroll procedures and will begin no earlier the date the Release becomes effective, with a catch-up payment for payments deferred pending the effectiveness of the Release.

(b) If you so elect and pay to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law (“COBRA”), then beginning in the month following the Separation Date (or if later, the date the Release becomes effective, with a catch-up payment for reimbursements deferred pending the effectiveness of the Release), you will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the employer-portion of premium contributions for health coverage for you and your eligible dependents immediately before the Separation Date, until the earlier of: (i) the end of the eighteen (18) month period following Separation Date, (ii) the date you or your eligible dependents lose eligibility for COBRA continuation coverage, or (iii) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer. The period of such employer-reimbursed COBRA continuation coverage shall be considered part of your (and your eligible dependents’) COBRA coverage entitlement period. You will be solely responsible for timely electing such continuation coverage for yourself and your eligible dependents. Any increase in the premium contribution and/or in the number of covered dependents by you during the period that you continue in the Company’s health insurance benefit plans or receive company-paid reimbursement of COBRA premiums will be at your own expense.

(c) The continued vesting and exercisability of certain equity awards pursuant to the terms and conditions of the Consulting Agreement, as described in Paragraph 4 below.

The Company may discontinue the provision of the foregoing benefits if you fail to comply with the material terms and conditions of this Agreement or the Consulting Agreement.

Norman Yeung

July 30, 2013

4. Equity Awards.

(a) You hold the following equity awards, including options to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”) and restricted stock units (each, an “RSU” and collectively, the “RSUs”):

Date of Grant	Type of Award	Number of Shares Granted	Exercise Price Per Share	Number of Shares Vested as of July 29, 2013	Number of Shares Unvested as of July 29, 2013	Expiration Date
8/15/2007	ISO	225,428	1.78	225,428	0	8/15/2017
8/15/2007	NSO	44,571	1.78	44,571	0	8/15/2017
2/25/2009	ISO	21,428	1.47	21,428	0	2/25/2019
4/30/2010	NSO	32,142	9.29	17,410	14,732	4/30/2020
4/30/2010	ISO	10,714	9.29	5,803	4,911	4/30/2020
7/14/2010	NSO	428	12.02	428	0	7/14/2020
4/07/2011	NSO	22,500	22.07	7,500	15,000	4/7/2021
4/07/2011	RSU	22,500	0	7,500	15,000	N/A
1/18/2012	NSO	20,000	12.34	7,500	12,500	1/18/2022
1/18/2012	RSU	20,000	0	5,000	15,000	N/A
4/12/2012	NSO	11,000	13.48	3,437	7,563	4/12/2022
4/12/2012	RSU	10,072	0	2,518	7,554	N/A
1/16/2013	RSU	52,500	0	0	52,500	N/A
4/18/2013	RSU	670	0	224	446	N/A

(b) Except as provided in subparagraph (c) below, all of the Options and RSUs that are unvested as of the Separation Date shall terminate on the Separation Date.

(c) Notwithstanding subparagraph (b) above, the Options and RSUs that would have vested during the twelve (12) month period following the Separation Date shall continue to vest during the twelve (12) month period following the Separation Date subject to your continued service pursuant to the terms and conditions of the Consulting Agreement and your compliance with the provisions of the Consulting Agreement and this Agreement; provided, however, that the RSUs subject to this provision shall not vest until the twelve (12) month anniversary of the Separation Date.

(d) Following the Separation Date, the Options which are vested, or which vest pursuant to the Consulting Agreement, will remain exercisable in accordance with their terms during the term of the Consulting Agreement and, after termination of such service, for the period of time specified in the applicable stock option plan and agreement for exercisability following termination of service; provided, however, that the Options will in no event remain exercisable beyond their applicable expiration dates and will be subject to earlier termination in accordance with the terms of the applicable stock option plan and agreement.

Except as set forth in this Agreement and the Consulting Agreement, the stock option agreements governing the Options and the restricted stock unit agreement governing the RSUs will remain in full force and effect, and you agree to remain bound by those agreements.

Norman Yeung

July 30, 2013

5. Release of All Claims.

(a) In consideration for the severance benefits described in this Agreement, including the Company’s agreement to enter into the Consulting Agreement, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims: (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws or other governing documents of the Company, or under applicable law, or under directors and officers liability, errors and omissions or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution you may have in the event of the entry of judgment against you as a result of any act or failure to act for which both you and the Company (or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns) are jointly responsible; or (c) any vested rights under a Company-sponsored benefit plan (in this regard, you acknowledge and agree that Paragraph 4 of this Agreement accurately reflects the terms of your outstanding equity awards).

(b) In addition, you agree that the severance benefits described in this Agreement, including the effectiveness of the Consulting Agreement, will be subject to your execution and delivery, and non-revocation, of the Release on or after your Separation Date in accordance with the requirements of Paragraph 3 above.

6. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Norman Yeung

July 30, 2013

7. Confidentiality. You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, or which you may acquire during the term of the Consulting Agreement, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, which obligation remains in full force and effect.

8. Non-Disparagement. You shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, consultants, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees to instruct its officers and directors not to make any false, disparaging or derogatory statements to anyone regarding you, including to any prospective employer. Each party will respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. As a reminder, at all times in the future, you will remain bound by (i) the Consulting Agreement, and (ii) your Proprietary Information and Inventions Agreement with the Company (“Proprietary Agreement”), and hereby acknowledge and reaffirm your obligations under the Proprietary Agreement, which remain in full force and effect. Except as expressly provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between you and the Company regarding the subject matter of this Agreement, including without limitation your offer letter with the Company dated February 1, 2007. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

12. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

13. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Norman Yeung

July 30, 2013

Please indicate your agreement with the above terms by signing below.

Very truly yours,

INPHI CORPORATION

By:	/s/ Ford Tamer
Ford Tamer
CEO Inphi

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Norman Yeung
Signature of Norman Yeung

Dated: August 1, 2013